Exhibit 23.2

CONSENT OF SNC-LAVALIN INC.

The undersigned does hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Crystallex International Corporation, which is being filed with the United States Securities and Exchange Commission, of references to and summaries of the report, Technical Report Update on the Las Cristinas Project, Bolivar State, Venezuela, dated November 7, 2007 (the "Incorporated Information") included in the Annual Information Form of Crystallex International Corporation for the year ended December 31, 2009 (the "AIF").

The undersigned does hereby confirm that he has read the AIF and the AIF fairly and accurately represents the Incorporated Information, and the AIF does not materially misrepresent, by omission or otherwise, any of the Incorporated Information.

The undersigned does also hereby consent to the incorporation by reference in the Registration Statements on Form F-1 (No. 333-08878), on Form F-3 (Nos. 333-125380, 333-101583 and 333-91402) and on Form S-8 (No, 333-126128) of Crystallex International Corporation of the Incorporated Information.

Dated this 31st day of March, 2010.

SNC-LAVALIN INC.

/s/ DALE CLARKE signed last year
Name: Dale Clarke
Title: Vice-President and General
Manager